IVERIC BIO, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
The purpose of this Non-Employee Director Compensation Policy (this “Policy”) of IVERIC bio, Inc. (the “Company”) is to set forth the total compensation payable to non-employee directors of the Company for their service as members of the Company’s Board of Directors (the “Board”). In furtherance of this purpose, effective as of the Effective Date (as defined below), all non-employee directors shall be entitled to receive the compensation described in, and subject to the terms and conditions of, this Policy.
General Compensation Limits
Subject to the provisions of this Policy, commencing in calendar year 2019, the following limits shall be in effect for compensation to be paid to each non-employee director of the Company:

•
Compensation Limits for Incumbent Non-Employee Directors: The total annual base compensation, including cash and equity components (based on grant date fair value for financial reporting purposes), for each non-employee director who served as a director of the Company for any amount of time during the prior calendar year (each, an “Incumbent Non-Employee Director”) will be no more than $275,000 per calendar year.

•
Compensation Limits for Newly-Elected or Appointed Non-Employee Directors: The total annual base compensation, including cash and equity components (based on grant date fair value for financial reporting purposes), for each non-employee director who did not serve as a director of the Company for any amount of time during the prior calendar year (each, a “New Non-Employee Director”) will be no more than $550,000 within his or her first calendar year of election or appointment.

Non-Employee Director Compensation
Each non-employee director shall be entitled to receive the compensation described below while serving as a director of the Company. The form of equity compensation and amounts of equity compensation and cash compensation described below may be modified for years after 2019 by the Board in its discretion, subject to compliance with the compensation limits set forth in this Policy under the heading “General Compensation Limits” and the other provisions of this Policy.
Equity Compensation
Initial Stock Option Grant. Upon his or her initial election or appointment to the Board, each New Non-Employee Director shall automatically, and without the need for any further action by the Board, be granted an option under the Company’s 2013 Stock Incentive Plan, as amended from time to time, or any successor or other new stock or equity incentive plan (the “Plan”) to purchase 32,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). Unless otherwise provided at the time of grant, subject to each such person’s continued service with the Company, the option will vest with respect to 1/36th of the shares subject to such option at the end of each successive one-month period following the grant date until the third anniversary of the grant date and, in the event of a “Change in Control Event” of the Company (as defined in the Plan), the option shall immediately become fully vested and exercisable.
Annual Stock Option Grant. On the date of each annual meeting of stockholders of the Company, each non-employee director who has served on the Board for at least four months, and is both serving as a director of the Company immediately prior to and immediately following such annual meeting, shall automatically, and without the need for any further action by the Board, be granted an option under the Plan to purchase 16,000 shares of

Common Stock. Unless otherwise provided at the time of grant, subject to the non-employee director’s continued service with the Company, the option will vest with respect to 1/12th of the shares subject to such option at the end of each successive one-month period following the grant date until the earlier of (a) the day that is one business day prior to the date of the next annual meeting and (b) the first anniversary of the grant date, at which time such option shall be fully vested and exercisable, and, in the event of a “Change in Control Event” of the Company (as defined in the Plan), the option shall immediately become fully vested and exercisable.
General. Each initial option grant award and each annual option grant award to the non-employee directors shall have a term of ten years from the date of the award. The exercise price of each option will be equal to the closing sale price (for the primary trading session) of the Common Stock on the national securities exchange on which the Common Stock is then traded on the date of grant (or if the date of grant is not a trading day on such exchange, the trading day immediately prior to the date of grant) or if the Common Stock is not then traded on a national securities exchange, the fair market value of the Common Stock on such date as determined by the Board.
The foregoing share amounts with respect to option grants to the non-employee directors shall be automatically adjusted in the event of any stock split, combination, recapitalization and other similar event affecting the Common Stock, all as provided for under the terms of the Plan.
The initial option grant awards and the annual option grant awards to the non-employee directors shall be subject to the terms and conditions of the Plan and the terms of any option agreements entered into with each director in connection with such awards.
Cash Compensation
The cash fees to be paid to non-employee directors for service on the Board, for service on each committee of the Board on which the director is then a member and for service in such additional Board positions as are described below shall be as follows:

•	each non-employee director is eligible to receive an annual fee of $45,000;

•
the chairman of the audit committee is eligible to receive an additional annual fee of $20,000, and the other members of the audit committee are eligible to receive an additional annual fee of $10,000;

•
the chairman of the compensation committee is eligible to receive an additional annual fee of $15,000, and the other members of the compensation committee are eligible to receive an additional annual fee of $7,500;

•
the chairman of the nominating and corporate governance committee is eligible to receive an additional annual fee of $10,000, and the other members of the nominating and corporate governance committee are eligible to receive an additional annual fee of $5,000;

•	the chairman of the R&D committee is eligible to receive an additional annual fee of $10,000, and the other members of the R&D Committee are eligible to receive an additional annual fee of $5,000; and

•	the Independent Lead Director is eligible to receive an additional annual fee of $25,000.

The foregoing fees are payable in arrears in four equal quarterly installments on the last day of each quarter, with such installments to be paid for any quarter during which the director served on the Board, on such committee or in such position.
In addition to the above fees, the Board may determine that additional committee fees are appropriate and should be payable for any newly created committee of the Board. The Board also may determine that an additional fee is appropriate and shall be payable to a non-employee Chairman of the Board, if one is then appointed. Consistent with this Policy, in determining any such additional fees, the Board will be guided by compensation paid to non-employee directors of a peer group of companies as well as current best practices.
Expenses
Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each non-employee director is entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board and any committee of the Board on which he or she serves. The amount of such reimbursed expenses shall not apply toward or otherwise be subject to the compensation limits set forth in this Policy under the heading “General Compensation Limits.”
Additional Compensation
The Company will not provide additional compensation to non-employee directors, directly or indirectly, other than as disclosed in this Policy or the Company’s filings with the U.S. Securities and Exchange Commission.
Effective Date
This Policy was adopted by the Board on February 22, 2019 and shall become effective on the date on which it is approved by the Company’s stockholders (the “Effective Date”).
Amendments; Termination
This Policy may be amended or terminated upon the adoption of a resolution of the Board; provided that no such amendment to the provisions of this Policy set forth under the headings “General Compensation Limits,” “Additional Compensation” or “Amendments; Terminations” shall be effective prior to the 2022 annual meeting of stockholders without stockholder approval.
Notwithstanding the foregoing, the Board may adjust the compensation limits set forth in this Policy under the heading “General Compensation Limits,” without stockholder approval, in the event of a material change in the Company’s market capitalization.
As is the Company’s current practice, in enacting or proposing any amendments to the Policy, including any amendment of the annual retainers for Board and committee service, and fees for Board and committee service, the Board (or a committee of the Board) will be guided by compensation paid to non-employee directors of a peer group of companies as well as current best practices. The Board (or a committee of the Board) shall review this non-employee director compensation peer group on an annual basis.